                      SMITH & CO. SURVEYING SERVICES, INC.

                             PLAN OF REORGANIZATION
                                       AND
                            SHARE EXCHANGE AGREEMENT
















                                January 29, 2003

                                TABLE OF CONTENTS


                                                                                                          Page
                                                                                                          ----
I.       Definitions                                                                                        6

II.      Representations and Warranties of Stockholders                                                     10
         ss.2.01    Subsidiaries; Organization and Qualification                                            10
         ss.2.02    Authority; No Conflict                                                                  10
         ss.2.03    Capitalization                                                                          11
         ss.2.04    Financial Condition                                                                     12
         ss.2.05    Tax and Other Liabilities                                                               13
         ss.2.06    Litigation and Claims                                                                   14
         ss.2.07    Properties                                                                              14
         ss.2.08    Contracts and Other Instruments                                                         15
         ss.2.09    Employees                                                                               16
         ss.2.10    Patents, Trademarks, Et Cetera                                                          18
         ss.2.11    Investment Representations and Covenants                                                19
         ss.2.12    Brokers or Finders                                                                      20
         ss.2.13    Questionable Payments                                                                   20
         ss.2.14    Completeness of Disclosure                                                              20

III.     Representations and Warranties of the Purchaser                                                    21
         ss.3.01    Organization                                                                            21
         ss.3.02    Authority: No Conflict                                                                  20
         ss.3.03    Capitalization                                                                          22
         ss.3.04    Financial Condition                                                                     22
         ss.3.05    Private Placement Memorandum                                                            22
         ss.3.06    Non-Distributive Intent                                                                 23
         ss.3.07    Certain Proceedings                                                                     23
         ss.3.08    Brokers or Finders                                                                      23
         ss.3.09    Compliance with Laws                                                                    23
         ss.3.10    Completeness of Disclosure                                                              23
         ss.3.11    Purchaser Due Diligence                                                                 23

IV.      Exchange of the Smith Shares                                                                       24
         ss.4.01    Terms of the Sale                                                                       24
         ss.4.02    The Closing                                                                             25
         ss.4.03    Indemnity Against Liabilities                                                           26

V.       Covenants and Agreements of the Company and Stockholders                                           26
         ss.5.01    Access                                                                                  26
         ss.5.02    Conduct of Business                                                                     27


         ss.5.03    Advice of Changes                                                                       28
         ss.5.04    Confidentiality                                                                         28
         ss.5.05    Public Statements                                                                       29
         ss.5.06    Other Proposals                                                                         29
         ss.5.07    Consents Without Any Condition                                                          29
         ss.5.08    Release by Stockholders                                                                 29
         ss.5.09    Noncompetition                                                                          30
         ss.5.10    Voting by Stockholders                                                                  30
         ss.5.11    Employment Agreements                                                                   31
         ss.5.12    Assumption of Unfunded Employee Benefit Plan Liabilities                                31

VI.      Covenants and Agreements of the Purchaser                                                          31
         ss.6.01    Continuation of Employment                                                              31
         ss.6.02    Advice of Changes                                                                       31
         ss.6.03    Confidentiality                                                                         32
         ss.6.04    Notice of Breaches by Purchaser                                                         32
         ss.6.05    Regulatory Filings                                                                      32
         ss.6.06    Bank/Institutional Indebtedness                                                         33
         ss.6.07    Consummation of Agreement                                                               33
         ss.6.08    Shareholder Agreement                                                                   33

VII.     Conditions to Obligations of the Purchaser                                                         33
         ss.7.01    Accuracy of Representations and Compliance with Conditions                              33
         ss.7.02    Opinion of Counsel                                                                      33
         ss.7.03    Other Closing Documents                                                                 33
         ss.7.04    Review of Proceedings                                                                   34
         ss.7.05    Legal Action                                                                            34
         ss.7.06    No Governmental Action                                                                  34
         ss.7.07    Governmental Approval                                                                   34
         ss.7.08    Contractual Consents Needed                                                             34
         ss.7.09    Hart-Scott-Rodino Waiting Period                                                        34
         ss.7.10    Insurance on Key Employees                                                              35
         ss.7.11    Resignations                                                                            35
         ss.7.12    Releases                                                                                35
         ss.7.13    Officers' and Directors' Confidentiality and Noncompetition Agreement                   35
         ss.7.14    Condition of Property                                                                   36

VIII.    Conditions to the Obligations of the Company and Stockholders                                      36
         ss.8.01    Accuracy of Representations and Compliance With Conditions                              36
         ss.8.02    Other Closing Documents                                                                 36
         ss.8.03    Review of Proceedings                                                                   36
         ss.8.04    Proceedings                                                                             36
         ss.8.05    No Governmental Action                                                                  36
         ss.8.06    Governmental Approval                                                                   37
         ss.8.07    Contractual Consents Needed                                                             37
         ss.8.08    Employment Agreement and Stockholders Agreement                                         37


IX.      Miscellaneous                                                                                      37
         ss.9.01    Brokerage Fees                                                                          37
         ss.9.02    Expenses                                                                                38
         ss.9.03    Further Actions                                                                         38
         ss.9.04    Availability of Equitable Remedies                                                      38
         ss.9.05    Survival                                                                                38
         ss.9.06    Appointment of Agent                                                                    38
         ss.9.07    Modification                                                                            39
         ss.9.08    Notices                                                                                 39
         ss.9.09    Waiver                                                                                  39
         ss.9.10    Joint and Several Obligations                                                           39
         ss.9.11    Binding Effect                                                                          40
         ss.9.12    No Third Party Beneficiaries                                                            40
         ss.9.13    Separability                                                                            40
         ss.9.14    Headings                                                                                40
         ss.9.15    Counterparts; Governing Law                                                             40
         ss.9.16    No Assignment                                                                           40

                         LIST OF SCHEDULES AND EXHIBITS


SCHEDULE 2.01 COMPANY ORGANIZATION
SCHEDULE 2.02 CONSENTS
SCHEDULE 2.06 LITIGATIONS AND CLAIMS
SCHEDULE 2.07 PROPERTIES OWNED, LEASED, AND LICENSED
SCHEDULE 2.08 CONTRACTS, AGREEMENTS, INSTRUMENTS, AND ARRANGEMENTS
SCHEDULE 2.09 EMPLOYEE PLANS AND BENEFITS AND COMPENSATION OF CERTAIN
              EMPLOYEES AND AGENTS
SCHEDULE 2.10 PATENTS, TRADEMARKS, ETC.




EXHIBIT A  -  FORM OF EMPLOYMENT AGREEMENT WITH GREG SMITH
EXHIBIT B  -  COMPANY'S OFFICERS' CERTIFICATE CONCERNING ACCURACY
EXHIBIT C  -  STOCKHOLDERS' CERTIFICATE CONCERNING ACCURACY
EXHIBIT D  -  FORM OF OPINION OF COUNSEL TO COMPANY AND STOCKHOLDERS
EXHIBIT E  -  RELEASE
EXHIBIT F  -  CONFIDENTIALITY AND NON COMPETE AGREEMENT
EXHIBIT G  -  PURCHASER'S OFFICERS' CERTIFICATE

                             PLAN OF REORGANIZATION
                                       AND
                            SHARE EXCHANGE AGREEMENT


         Agreement, dated as of January 29, 2003, by and among Centra Industries, Inc., a Delaware corporation with offices at Two North College Avenue, Fayetteville, Arkansas 72701 (the "Purchaser"); Gregory J. Smith, residing at 140 Fenwick Drive, Bakersfield, California 93312 ("Smith") and Paul
K. Chavez, residing at 7713 Gallup Drive, Bakersfield, California 93309 ("Chavez") (collectively, the "Stockholders"); and Smith & Co. Surveying Services, Inc., a California corporation with offices at 2005 Airport Drive, Bakersfield, California 93308 (the "Company").

                                     RECITAL

         The Purchaser desires to acquire all of the outstanding capital stock of the Company from the Stockholders solely in exchange for shares of the Purchaser's Common Stock, and the Stockholders desire to effect such exchange on the terms and conditions set forth in this Agreement.

         The parties intend that the exchange of shares provided in this Agreement will qualify as a reorganization within the meaning of Section 351 and
Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of this Agreement shall be interpreted as a plan of reorganziation in a manner consistent with this intent.

I.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCRUED BENEFITS" -- as defined in Section 2.09(b).

         "ACCRUED LIABILITIES" -- as defined in Section 2.09(b).

         "ADDITIONAL PAYMENT" -as defined in Section 4.01.

         "BREACH" -- a "breach" of any representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or violation or default of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "breach" means any such inaccuracy, violation, default, failure, claim, occurrence, or circumstance.

         "BINDING FINANCING COMMITMENT" -- as defined in Section 7.16.

         "CENTRA SHARES" --the shares of Common Stock of the Purchaser being issued to the Stockholders in exchange for the Smith Shares.

         "CLOSING" - as defined in Section 4.02.

         "CLOSING DATE" -- January 29, 2003 or such other date as of which the Closing actually takes place.

         "CODE" -- as defined in Section 2.09(c).

         "COMPANY-STOCKHOLDERS' CLOSING DOCUMENTS" -- as defined in Section
2.02.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

         (a) exchange of the Smith Shares by the Stockholders for shares of the Purchaser's Common Stock;

         (b) the execution, delivery, and performance of the Employment Agreement, the Stockholders Agreement and the Stockholders' Release;

         (c) the performance by the Company, Stockholders and Purchaser of their respective covenants and obligations under this Agreement; and

         (d) Purchaser's acquisition and ownership of the Smith Shares and exercise of control over the Company.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "EMPLOYEE BENEFIT PLAN" -- as defined in Section 2.09(a).

         "EMPLOYMENT AGREEMENT" -- as defined in Section 5.11.

         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ERISA" -- as defined in Section 2.09(a).

         "GAAP" -- as defined in Section 2.04.

         "HAZARDOUS SUBSTANCE" -- as defined in Section 2.07(f).

         "INTANGIBLES" -- as defined in Section 2.10.

         "IRS OR A INTERNAL REVENUE SERVICE" -- The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LAST UNAUDITED BALANCE SHEET" -- as defined in 2.04.

         "LAST UNAUDITED BALANCE SHEET DATE" -- the date of the Last Unaudited Balance Sheet.

         "PARTICIPATE IN" -- as defined in Section 5.09.

         "PENSION PLAN" -- as defined in Section 2.09(a).

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASER'S CLOSING DOCUMENTS" -- as defined in Section 3.02(a).

         "PURCHASE PRICE" -- as defined in Section 4.01.

         "RELEASES" -- as defined in Sections 7.14.

         "RELEASE TIME" -- as defined in Section 5.01.

         "SECURITIES ACT" -- The Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SMITH SHARES" -- the two hundred (200) shares of Common Stock of the Company which are all the outstanding shares of capital stock of the Company, and which are being exchanged by the Stockholders for shares of Purchaser's Common Stock.

         "STOCKHOLDER'S RESPECTIVE PORTION" -- as defined in Section 2.03.

         "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TAKE-OVER PROPOSAL" -- as defined in Section 5.06.

         "TAXES" - as defined in Section 2.05.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.


II.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

         The Company and the Stockholders jointly and severally represent and warrant to the Purchaser as follows:


         ss.2.01 Subsidiaries; Organization and Qualification

                  (a) The Company does not own, directly or indirectly, any subsidiary. The Company has no or affiliate corporation and does not own any interest in any other enterprise (whether or not such enterprise is a corporation). Schedule 2.01 also correctly sets forth as to Company its place of incorporation, principal place of business, jurisdictions in which it is qualified to do business, and the business which it presently conducts and which it contemplates conducting.

                  (b) The Company a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging. The Company is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary or where the failure to be so qualified would have a material adverse effect on the business, financial condition or properties of the Company.


         ss.2.02 Authority; No Conflict

                  The Company and Stockholders have all requisite power and authority to execute, deliver, and perform this Agreement and the Contemplated Transactions. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. This Agreement has been duly authorized, executed, and delivered by the Company and the Stockholders, constitutes the legal, valid, and binding obligation of the Company and Stockholders and is enforceable (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors rights generally and equitable remedies) as to each of them in accordance with its terms. Upon the execution and delivery by the Company and the Stockholders the of all agreements contemplated by this Agreement (collectively the "Company-Stockholders' Closing Documents"), the Company-Stockholders' Closing Documents will constitute the legal, valid and binding obligations of the Company and Stockholders, enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors rights generally and equitable remedies). Except as set forth in Sections 7.07, 7.08 and 7.09, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Company or any Stockholder for the execution, delivery, or performance of this Agreement by the Company or any Stockholder. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or any Stockholder is a party, or to which it or he or any of its or his respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in Schedule 2.02); and the execution, delivery, and performance of this Agreement will not (if the consents referred to in Schedule 2.02 are obtained prior to the Closing) violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights and privileges that such party was not receiving or entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of the Company that it was not paying or obligated to pay immediately before this Agreement was executed under, any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of the Company, (if the conditions in Sections 5.08, 5.09,
5.10 and 5.11 are satisfied), result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Company or any Stockholder or to which it or he or any of its or his respective businesses, properties, or assets are subject. Upon the Closing, Purchaser will have good title to all of the Smith Shares, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts.

         ss.2.03 Capitalization

                  The authorized capital stock of the Company consists of 10,000 shares of common stock, par value $1.00 per share, of which 200 shares, constituting the Smith Shares, are outstanding. Each of the Smith Shares is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of any stockholder, and the number of Shares owned of record and beneficially by each Stockholder and the Stockholder's Respective Portion represented by such shares of the Smith Shares are as follows:


        Name of Shareholder       Number of Shares        Respective Portion
        -------------------       ----------------        ------------------
        Smith                     150                     75%
        Chavez                     50                     25%


in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, or providing the right to acquire from the Company or the Stockholders, any share of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is outstanding no option, warrant or right to purchase, or any security or other instrument convertible into or exchangeable for, capital stock of the Company.


         ss.2.04 Financial Condition

         The Company has delivered to the Purchaser true and correct copies of the following audited financial statements of the Company (the "Company's Audited Financial Statements"): balance sheet as of September 30, 2001 (the "Last Audited Balance Sheet") and statement of income, statement of retained earnings, and statement of cash flows for the fiscal year ended September 30, 2001. The Company also has delivered to the Purchaser true and correct copies of the following unaudited financial statements of the Company (the "Company's Unaudited Financial Statements"): balance sheet as of June 30, 2002 (the "Last Unaudited Balance Sheet") and statement of income, statement of retained earnings, and statement of cash flows for the six months ended June 30, 2002. The Company's Audited and Unaudited Financial Statements present fairly the financial condition of the Company as of September 30, 2001 and June 30, 2002, respectively. The Company's Audited and Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP") and are in accordance with the books and records of the Company. Since the Last Unaudited Balance Sheet:

         (a) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company.

         (b) The Company has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of the Company.

         (c) The operations and business of the Company have been conducted in all respects only in the ordinary course.

         (d) The Company has not accepted a purchase order or quotation, arrangement, or understanding for future sale of its products or services except in the ordinary course of business and which the Company and the Stockholders expect will be profitable.

         (e) The Company has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

         (f) The Company has not paid or incurred any tax, other liability, or expense resulting from the preparation of the Agreement and consummation of the Contemplated Transactions, it being understood that Stockholders shall have paid or will pay all such taxes (including stock transfer taxes resulting from this Agreement or the Contemplated Transactions), liabilities, and expenses.

         Neither the Company or the Stockholders knows of any fact or condition which materially adversely affects or may materially adversely affect in the future (as far as the Company or any Stockholder can foresee) the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, other than those with respect to political or economic matters of general applicability.


         ss.2.05 Tax and Other Liabilities

         The Company no liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (collectively "Taxes") and liabilities to customers or suppliers, other than as reflected in the last Unaudited Balance Sheet and the following:

         (a) Liabilities for which full provision has been made on the Last Unaudited Balance Sheet; and

         (b) Other liabilities arising since the Last Unaudited Balance Sheet Date and prior to the Closing in the ordinary course of business (which shall not include liabilities to customers on account of defective products or services) which are not inconsistent with the representations and warranties of the Company and the Stockholders or any other provision of this Agreement.

         Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Last Unaudited Balance Sheet are sufficient for all accrued and unpaid Taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Unaudited Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto.

         To the knowledge of the Company and the Stockholders, the execution, delivery, and performance of this Agreement by the Company will not cause any Taxes to be payable (other than by Stockholders) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Tax (other than on the properties or assets of Stockholders). The Internal Revenue Service has audited and settled or the statute of limitations has run upon all federal income tax returns of the Company for all taxable years up to and including the taxable year ended September 30, 19__. The Company has filed all federal, state, local, and foreign tax returns required to be filed; has delivered to the Purchaser true and correct copies of each such return which was filed in the past six years; has paid (or established on the Last Unaudited Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has delivered to the Purchaser true and correct copies of all reports as to adjustments received by any of them from any taxing authority during the past six years and a statement, initialed by the Purchaser, as to any Proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.


         ss.2.06 Litigation and Claims

         To the knowledge of the Company and the Stockholders, except as set forth in Schedule 2.06, there is no Proceeding (formal or informal), pending, threatened, or in prospect (or any basis therefor known to the Company or any Stockholder) with respect to the Company, the Shares, or any of their respective businesses, properties, or assets. The Company is not subject to any present or threatened strike or other labor disturbance nor, to the knowledge of the Company or any Stockholder, is any union attempting to represent any employee of the Company as collective bargaining agent. The Company is not in breach of any law, rule, regulation, order, judgment, or decree; the Company or any Stockholder required to take any action in order to avoid such violation or default.


         ss.2.07 Properties

                  (a) The Company does not own any real property or any beneficial or legal interest therein. Schedule 2.07 sets forth a true and complete list of all personal properties and assets owned as of the date hereof by the Company and of all properties leased or licensed by the Company from or to a third party (including inventory but not including Intangibles), as of the date hereof, including with respect to such properties and assets owned by the Company a statement of cost, book value and (except for land) reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and, with respect to such properties and assets leased or licensed by the Company a description of such lease or license. All such properties and assets (including Intangibles) owned by the Company are reflected on the Last Unaudited Balance Sheet (except for acquisitions subsequent to the Last Unaudited Balance Sheet and prior to the Closing which are either noted in Schedules 2.07 or 2.10 or are approved in writing by the Purchaser). All tangible properties and assets owned, leased, or licensed by the Company are in good and usable condition (excepting reasonable wear and tear which is not such as to affect materially and adversely the consolidated operations of the business of the Company). The Company has good and marketable title in fee simple absolute to all properties owned by it and good title to all other properties and assets used in its business or owned by it (except such properties and assets as are held pursuant to leases or licenses described in Schedules 2.07 or 2.10), free and clear of all Encumbrances (except such as are listed in Schedule 2.07).

                  (b) All accounts and notes receivable reflected on the Last Unaudited Balance Sheet, or arising since the Last Unaudited Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof after deduction for the reserves established in accordance with GAAP without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 60 days of the date incurred.

                  (c) All inventory of raw materials and work in process of the Company is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of the Company. In no event do such inventories represent more than a 3-month supply measured by the volume of sales or use for the fiscal year ended September 30, 2001. All inventory is merchantable and fit for the particular purpose for which it is intended.

                  (d) No real property owned, leased, or licensed by the Company lies in an area which is, or to the knowledge of the Company or any Stockholder will be, subject to zoning, use, or building code restrictions which would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, or use of such property in the business in which the Company is now engaged or the business in which it contemplates engaging.

                  (e) The properties and assets (including Intangibles) owned by the Company or leased or licensed by the Company from a third party constitute collectively all the properties and assets which are necessary to the business of the Company as presently conducted or as it contemplates conducting in the next twelve months.

                  (f) The Company has not caused or permitted its respective businesses, properties (including properties held pursuant to the leases) or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release of any Hazardous Substance on or off the site of any property (including properties held pursuant to the leases) of the Company or any Subsidiary. The term `Hazardous Substance' shall mean any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substance, as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant, as defined by 42 U.S.C. ss.9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term `Release' shall have the meaning set forth in 42 U.S.C. ss.9601(22).


         ss.2.08    Contracts and Other Instruments

         Schedule 2.08 accurately and completely sets forth a correct and complete list of Contracts, agreements, instruments, leases, licenses, arrangements, or understandings with respect to the Company and, with respect to any of the Smith Shares, each Stockholder. The Company has furnished to the Purchaser (a) true and correct copies of (i) the certificate of incorporation (or other charter document) and by-laws of the Company and all amendments thereto, as presently in effect, certified by the Secretary of the corporation; and (ii) all Contracts, agreements, and instruments referred to in Schedule 2.08 and (iii) all leases and licenses referred to in Schedule 2.07 and 2.10; and (b) true and correct written descriptions of all supply, distribution, agency, financing, or other arrangements or understandings referred to in Schedule 2.08. None of the Company and the Stockholders, nor (to the knowledge of the Company or a Stockholder) any other party to any of the foregoing is now or expects in the future to be in breach of, or in default with respect to complying with, any material term thereof, and each of the foregoing is in full force and is the legal, valid, and binding obligation of the parties thereto and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to them in accordance with its terms.

         To the knowledge of the Company and the Stockholders, each supply, distribution, agency, financing, or other arrangement or understanding set forth on Schedule 2.08 is a valid and continuing arrangement or understanding; none of the Company and other parties thereto has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding; and the execution, delivery, and performance of this Agreement or any Contemplated Transaction will not prejudice any such arrangement or understanding in any way. The Company enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. The Company is not party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or (to the knowledge of the Company or any Stockholder) may in the future have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company. Other than those listed and so specified in Schedule 2.08, and except as contemplated by this Agreement, the Company is not engaging and has not engaged within the last five years, and does not intend to engage in any contract, agreement, instrument, lease, license, arrangement, or understanding with, any Stockholder, any director, officer, or employee of the Company, any relative or affiliate of any Stockholder or of any such director, officer, or employee, or any other corporation or enterprise in which any Stockholder, any such director, officer, or employee, or any such relative or affiliate then had or now has an equity or voting or other interest. The stock ledgers and stock transfer books and the minute book records of the Company relating to all issuances and transfers of stock by the Company and all proceedings of the stockholders and the Board of

Directors and committees thereof of the Company since their respective incorporations made available to the Purchaser's counsel are the original stock ledgers and stock transfer books and minute book records of the Company or true and complete copies thereof. The Company is not in violation or breach of, or in default with respect to, any term of its certificate of incorporation (or other charter document) or by-laws. Except as described in Schedule 2.08, the Company is not a member of a customer or user organization or of a trade association.


         ss.2.09 Employees

                  (a) Except as set forth in Schedule 2.09, the Company neither has nor contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. The Company has furnished to the Purchaser: (i) true and correct copies, initialed by the chief executive officer of the Company, of all documents evidencing plans, obligations, or arrangements referred to in Schedule 2.09 (or true and correct written summaries, so initialed, of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, so initialed, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans; (ii) the two most recent annual reports (Form 5500's), if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets with respect to each Employee Benefit Plan; and (iii) the two most recent actuarial valuations with respect to each Pension Plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

                  (b) If any Employee Benefit Plan of the Company were to be terminated prior to the Closing Date, no liability under Title IV of ERISA would be incurred by the Company. All Accrued Benefits (as defined in this Section 2.09(b)) (whether or not vested) for all of the Employee Benefit Plans of the Company (including those terminated) will be fully funded as of the Closing Date in accordance with the assumptions contained in the regulations of the Pension Benefit Guaranty Corporation governing the funding of both continuing and terminated defined benefit plans. For purposes of the preceding sentence, "Accrued Benefits" shall include the value of disability, pre-retirement, and death benefits, and all supplements, subsidized, and optional forms of benefits. All Accrued Liabilities (for contributions or otherwise) (as defined in this Section 2.09(b)) of the Company as of the Closing Date to each Employee Benefit Plan and with respect to each obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits have been paid or accrued for all periods ending prior to the Closing Date and no payment to any Employee Benefit Plan or with respect to any such obligation or arrangement since September 30, 2001 has been disproportionately large compared to prior payments. For purposes of the preceding sentence, "Accrued Liabilities" shall include a pro rata contribution to each Employee Benefit Plan or with respect to each such obligation or arrangement for that portion of a plan year or other applicable period which commences prior to and ends after the Closing Date, and Accrued Liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the Closing Date in such year or period and the denominator of which is the number of days in such year or period, as the case may be.

                  (c) There has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Internal Revenue Code of 1986, as amended, or its predecessor statute (the "Code") for which a penalty has been or may be imposed with respect to any Employee Benefit Plan of the Company. No Employee Benefit Plan or related trust has any liability of any nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Schedule 2.09. Each Employee Benefit Plan which is a group health plan within the meaning of Section 162(i)(3) of the Code is and has been maintained in full compliance with the applicable requirements of Section 162(k) of the Code. Other than the health care continuation requirements of Section 162(k) of the Code, the Company has no obligation to provide post-retirement medical benefits or life insurance coverage to any present or former employees. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to the Company or any Stockholder) with respect to any Employee Benefit Plan or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any Employee Benefit Plan. No Employee Benefit Plan or related trust and no such obligation or arrangement is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree nor is the Company, any Subsidiary, any Employee Benefit Plan, or any related trust required to take any action in order to avoid violation or default. No event has occurred or (to the knowledge of the Company or any Stockholder) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

                  (d) Each Pension Plan maintained for the employees of the Company has been qualified, from its inception, under Section 401(a) of the Code and any related trust has been an exempt trust for such period under Section 501 of the Code. Each Pension Plan has been operated in accordance with its terms. No investigation or review by the Internal Revenue Service is currently pending or (to the knowledge of the Company or any Stockholder) is contemplated in which the Internal Revenue Service has asserted or may assert that any Pension Plan is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. No assessment of any Taxes has been made or (to the knowledge of the Company or any Stockholder) is contemplated against the Company or any related trust of any Pension Plan and nothing has occurred which would result in the assessment of unrelated business taxable income under the Code. Form 5500's have been timely filed with respect to all Pension Plans. No event has occurred or (to the knowledge of the Company or any Stockholder) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA. No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any Pension Plan.

                  (e) The Company does not currently contribute to or since September 16, 1980 has not effectuated either a complete or partial withdrawal from any multiemployer Pension Plan within the meaning of Section 3(37) of ERISA.

                  (f) Schedule 2.09 contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended September 30, 2001 of (i) each director, officer, or other employee of the Company whose aggregate compensation for the fiscal year ended exceeded $50,000 or whose aggregate compensation presently exceeds the rate of $50,000 per annum and (ii) all sales agents, dealers, or distributors of the Company. Except as set forth in Schedule 2.09, since September 30, 2001 the Company has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Employee Benefit Plan or program been instituted or amended to increase benefits thereunder.

                  (g) Following the Closing, the Purchaser and the Company shall have the right to amend, modify, or terminate any employee benefit plan, program, or arrangement after the Closing Date.


         ss.2.10 Patents, Trademarks, Et Cetera

         To the knowledge of the Company and the Stockholders, other than as described in Schedule 2.10, the Company does not own or have pending, and is not licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"), all of which are in good standing and uncontested. Schedule 2.10 accurately sets forth a true and complete list of all Intangibles owned by the Company and where appropriate, a statement of cost, book value and reserve for depreciation of each item for tax purposes, and net book value of each item for financial reporting purposes, and with respect to Intangibles licensed by the Company from or to a third party, a description of such license. None of the Stockholders, directors, officers, or employees of the Company, any relative or affiliate of any Stockholder or of any such director, officer, or employee, or any other corporation or enterprise in which any Stockholder, any such director, officer, or employee, or any such relative or affiliate had or now has a 1% or greater equity or voting or other substantial interest, possesses any Intangible which relates to the business of the Company. The Company has no trademarks to identify its products and/or services. There is no right under any Intangible necessary to the business of the Company as presently conducted or as it contemplates conducting, except such as are so designated in Schedule 2.10. The Company has not infringed, is not infringing, and has not received notice of infringement with Intangibles of others. To the knowledge of the Company, or any Stockholder, there is no infringement by others of Intangibles of the Company or of any Subsidiary. As far as the Company, or any Stockholder can foresee, there is no Intangible owned, leased or licensed by or to others which may materially limit the present or contemplated operations of the Company or may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company.


         ss.2.11 Investment Representations and Covenants

                  ss.2.11.1 The Stockholders represent that they are acquiring the Centra Shares for their own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. The Stockholders may not dispose of any part or all of the Centra Shares in violation of the provisions of the Securities Act and the rules and regulations promulgated under such Act by the Securities and Exchange Commission ("SEC") and all applicable provisions of State securities laws and regulations.

                  ss.2.11.2 Legend. The certificate or certificates representing the Centra Shares shall bear a legend in substantially the following form:

                  "The Shares represented hereby have not been registered under the Securities Act of 1933 and have been acquired for investment and not with a view to distribution or resale. Such Shares may not be sold, mortgaged, pledged, hypothecated or otherwise transferred except in compliance with the terms of an Agreement dated January 29, 2003. A copy of the Agreement may be examined at the Company's offices.

                  ss.2.11.3 Acknowledgment of Restrictions. The Stockholders acknowledge being informed that the Centra Shares are unregistered and must be held indefinitely unless they (i) are subsequently registered under the Securities Act, or (ii) an exemption from such registration is available, and
(iii) the Purchaser will not have an obligation to currently register the Centra Shares for the Stockholders' account other than as contemplated in the Stockholders Agreement and the side letter agreement between Centra and the Stockholders.

                  ss.2.11.4 Access to Information. The Stockholders acknowledge that they have been afforded access to all material information which they have requested relevant to Stockholders' decision to acquire the Centra Shares and to ask questions of Purchaser's management and that, except as set forth herein, neither Purchaser nor anyone acting on behalf of Purchaser has made any representations or warranties to stockholders which have induced, persuaded or stimulated Stockholders to acquire the Centra Shares.

                  ss.2.11.5 Eligibility. Either alone, or together with their investment advisor(s), the Stockholders have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Centra Shares, and the Stockholders are and will be able to bear the economic risk of the investment in the Centra Shares.


         ss.2.12 Brokers or Finders

         Except with respect to a possible claim by Aegis Bancorporation based on its agreement with the Company, or a possible claim by Jerry Tyler, the Stockholders will indemnify and hold the Purchaser harmless from any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement alleged to be due by or through the Stockholders as a result of the action of the Company, or its officers or agents; provided, however, that the Purchaser will pay Jerry Tyler ("Tyler") an agreed fee pursuant to an agreement between Tyler and Purchaser relating to this transaction.


         ss.2.13 Questionable Payments

         To the knowledge of the Company and the Stockholders, neither the Company, nor any director, officer, agent, employee, or other person associated with or acting on behalf of the Company, or any Stockholder has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.


         ss.2.14 Completeness of Disclosure

         No representation or warranty by the Company or any Stockholder in this Agreement and the Schedules and Exhibits hereto contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the information supplied or to be supplied by the Company or a Stockholder for inclusion specifically in any document to be filed with any regulatory authority or governmental authority in connection with the Contemplated Transactions and the financing thereof will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any earlier misstatement. All writings for which the Company or a Stockholder is responsible for filing with respect to the Contemplated Transactions with any regulatory authority will comply as to form with the provisions of applicable law and the applicable rules and regulations thereunder.


III.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Stockholders as follows:

         ss.3.01 Organization

         The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, its jurisdiction of incorporation, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and in which it contemplates engaging.


         ss.3.02 Authority: No Conflict

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of all agreements contemplated by this Agreement, (collectively, the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid, and binding obligations of Purchaser and enforceable (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and equitable remedies) against Purchaser in accordance with their respective terms. Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Purchaser's Closing Documents and to perform its obligations under this Agreement and the Purchaser's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions pursuant to:

                  (i) any provision of Purchaser's organizational documents;

                  (ii) any resolution adopted by the Purchaser's board of directors or Stockholders;

                  (iii) any legal requirement or order to which Purchaser may be subject; or

                  (iv) any Contract to which Purchaser is a party or to which the assets of Purchaser are subject.

         Except for those consents set forth in Schedules 2.07 and 2.08 which are required to be obtained by the Company, Purchaser is not and will not be required to obtain any other consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


         ss.3.03 Capitalization

         The Purchaser's authorized capital stock consists of 50,000,000 shares of

Common Stock, par value $.00001 per share ("Common Stock") of which 16,410,716 shares are issued and outstanding. Each of such outstanding shares is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right.


         ss.3.04 Financial Condition

         The Purchaser will deliver to the Stockholders true and correct copies of the following: audited balance sheet of Purchaser as of December 31, 2001 for the fiscal year then ended; audited statement of income, statement of retained earnings, and statement of cash flow of Purchaser for the fiscal year ended December 31, 2001. Such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity of Purchaser as of its date; such statement of income and statement of retained earnings presents fairly the results of operations of Purchaser for the period indicated; and such statement of cash flow presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.04 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the Purchaser's books and records. Since December 31, 2001:

         (a) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Purchaser.

         (b) Purchaser has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of Purchaser.

         (c) The operations and business of Purchaser have been conducted in all respects only in the ordinary course.

         (d) There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of the products or services of Purchaser except in the ordinary course of business.

         (e) Purchaser has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

         ss.3.05 Private Placement Memorandum

         The Purchaser has delivered to the Stockholders a copy of Purchaser's Private Placement Memorandum dated June, 2002, which sets forth the disclosure of certain information about the Purchaser.


         ss.3.06 Non-Distributive Intent

         The Purchaser is acquiring the Smith Shares for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Purchaser will not sell or otherwise dispose of the Smith Shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act or an exemption therefrom, and the certificate or certificates representing the Smith Shares may contain a legend to the foregoing effect. By virtue of its position, the Purchaser has access to the kind of financial and other information about the Company as would be contained in a registration statement filed under the Securities Act. The Purchaser understands that it may not sell or otherwise dispose of the Smith Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.


         ss.3.07 Certain Proceedings

         There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.


         ss.3.08 Brokers or Finders

         Purchaser will indemnify and hold Stockholders and the Company harmless from any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.


         ss.3.09 Compliance with Laws

         Purchaser is in compliance in all material respects with all applicable laws and regulations.


         ss.3.10 Completeness of Disclosure

         No representation or warranty by the Purchaser in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the information supplied or to be supplied by Purchaser for inclusion in any document to be filed with any regulatory authority or governmental authority in connection with the Contemplated Transactions will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any earlier misstatement. All writings for which Purchaser is responsible for filing with respect to the Contemplated Transactions with any regulatory authority will comply as to form with the provisions of applicable law and the applicable rules and regulations thereunder.


         ss.3.11 Purchaser Due Diligence

         Purchaser has performed certain due diligence in connection with the execution and delivery of this Agreement and has no knowledge of facts or circumstances which, independently or in connection with other facts or circumstances known to Purchaser, (i) would render any of the representations or warranties of Stockholders or the Company herein to be untrue, inaccurate or incomplete in any material respect; (ii) would render any of the covenants of Stockholders or the Company herein to be incapable of performance; or (iii) would render any conditions to the performance of any obligations hereunder incapable of fulfillment prior to the Closing Date.

IV.      Exchange of the Smith Shares

         ss.4.01 Terms of the Exchange

         On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

                  (a) At the Closing, each Stockholder shall, assign, transfer, and convey to the Purchaser and the Purchaser shall acquire from the Stockholder, the Stockholder's Respective Portion of the Smith Shares subject to the assignment, transfer and conveyance by all of the Stockholders of their Respective Portions of the Smith Shares, in consideration of the Stockholder's Respective Portion of the Centra Shares. Each Stockholder shall deliver at the Closing certificate or certificates representing the Stockholder's Respective Portion of the Smith Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, with signatures guaranteed by a commercial bank or a member firm of the New York Stock Exchange, Inc., and with all stock transfer and any other required documentary stamps affixed thereto.

                  (b) The number of Centra Shares to be exchanged for the Smith Shares shall consist of the Base Amount (as defined below) plus the agreement of Purchaser to deliver the Additional Shares as provided below. Each Stockholder shall be issued his Respective Portion of the Base Amount and Smith shall be issued the Additional Shares.

                    (A) The Base Amount shall be that number of Centra shares
               equal to $3 million dollars (based on a normalized EBITDA for the Company for the twelve months trailing September 2001 of $750,000; if the average EBITDA is less than $750,000 over this period from 10/1/2000 to 9/30/2001, then the Base Amount shall be adjusted accordingly). The EBITDA shall be determined based upon the normalization of audited financial statements of the Company at the end of the respective year-end.

                    (B) Subject to adjustment of the Base Amount as provided
               above, at the Closing Purchaser shall issue to each Stockholder his Respective Portion of the Base Amount, minus the sum of (i) the amount of the unfunded obligations of the Company as of the Closing Date under the Employee Benefit Plans of the Company for the benefit of the Stockholders (if any) and (ii) the amount of indebtedness of the Company immediately prior to the Closing for monies borrowed from, or advances made to or on behalf of the Company the Stockholders. The Purchaser shall deliver to each Stockholder a certificate registered in his name for his Respective Portion of the Centra Shares, rounded to the nearest whole number (fractional shares will not be issued). The Centra Shares shall be valued at $2.50 per share to calculate the number of Centra Shares to be issued for the Base Amount.

                    (C) Additional Shares shall be issued to Smith and Chavez as follows:

                         (i) An amount equal to an increase in the Company's
                    accounts receivable on the Closing Date (compared to the accounts receivable on the date hereof, subject to all normal bad debt reserves, write-offs, etc in accordance with GAAP and the Company's past practices consistently applied) which amount increases the Company's net working capital to a balance in excess of $250,000.00 on the Closing Date. Purchaser will perform a post Closing audit within 120 days after the Closing. Upon calculation of any increase in the Centra Shares under this subsection (i), Purchaser will issue to Smith and Chavez additional Centra Shares that equal the excess working capital over $250,000.00; Centra Shares shall be valued at $2.50 per share for this purpose. The Centra Shares issued under this Section 4.1(b)(C)(i) will be issued to Smith and Chavez according to their Stockholder's s Respective Proportion.

                         (ii) An amount arrived at by multiplying by four the
                    difference between the Company's EBITDA for the first twelve months following the Closing and the $750,000 base period EBITDA ("Additional Shares"). The First 12 months EBITDA shall be derived from the audited financial statements of the Company, which shall be audited by Purchaser's certified public accounts by no later than 120 days after the end of the fiscal year. The number of Additional Shares shall be determined as follows: if on the date such Additional Shares are to be issued the Purchaser's shares of Common Stock shall be listed for trading on a stock exchange or the NASDAQ, then for purposes of determining the amount of Centra Shares to be issued pursuant to this Additional Payment provision, the Purchaser's Common Stock shall be valued at the average closing trading price for the 30 consecutive prior trading days ending on the date that the parties agreed to the audited financial statements. Purchaser shall not be required to issue any fractional shares in connection with any such Additional Shares. In the event that any dispute regarding the First 12 Months EBITDA is not resolved within 30 days following the delivery of such audited financial statements, then all such disputes shall be submitted to binding arbitration as provided in
                    Section 4.01(D). In the event future acquisitions, tuck-ins, etc. cause this Additional Shares formula to become incalculable, then Smith and Purchaser shall negotiate in good faith the Centra Shares to be delivered under this
                    Section 4.01(C). The Additional Shares issued under this
                    Section 4.1(b)(C)(ii) will be issued to Smith only.

                    (D) In the event a dispute arises under this Agreement with respect to adjustments of the Base Amount or Additional Shares to be issued to the Stockholders, then such dispute shall be resolved by a single arbitrator under the commercial arbitration rules of the American Arbitration Association. The arbitration shall take place in New York County, New York. The arbitrator, in his or her sole discretion, shall have authority to award the prevailing party or parties its or their attorneys' fees and costs, and all costs of arbitration, in whole or in part, in addition to resolution of the disputed matter.

         ss.4.02 The Closing

         The closing of the exchange of the Smith Shares (the "Closing") shall take place at the offices of Reitler Brown LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, at 10:00 A.M., local time, on December__, 2002. ("Closing Date"). The Closing may occur at such different place, such different time, or such different date or a combination thereof as the Purchaser and Stockholders agree in writing. If the Closing has not occurred on or prior to December 31, 2002, then the parties not at fault shall, in addition to all other rights and remedies available at law or in equity against the defaulting parties, have the right to cancel and terminate this Agreement.

         ss.4.03 Indemnity Against Liabilities

         Stockholders jointly and severally agree to indemnify and hold harmless the Purchaser, the Company and their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Indemnitees"), against any and all losses, liabilities, damages, and expenses whatsoever (which shall include, for all purposes of this Section 4.03 and Section 9.01, but not be limited to counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with any breach or alleged breach of any representation, warranty, covenant, or agreement of the Company or any Stockholder contained in this Agreement and any act, alleged act, omission, or alleged omission by a Stockholder or the Company occurring at or prior to the Closing (including without limitation any which arise out of, are based upon, or are in connection with any of the Contemplated Transactions hereby). The foregoing agreement to indemnify shall be in addition to any liability the Company or Stockholders may otherwise have, including liabilities arising under this Agreement.


V.       COVENANTS AND AGREEMENTS OF THE COMPANY AND STOCKHOLDERS

         The Company and Stockholders covenant and agree as follows:

         ss.5.01 Access

                  (a) Until the earlier of the Closing and the abandonment or termination of this Agreement pursuant to Article IV (the "Release Time"), the Company will afford, and Stockholders will cause the Company to afford, the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the Purchaser and its lenders, investors, and prospective lenders or investors free and full access to the plants, properties, books, and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company as the Purchaser from time to time may request. Until the Release Time, the Company and Stockholders will cause the independent certified public accountants of the Company to make available to the Purchaser and its independent certified public accountants the work papers relating to the financial statements of the Company referred to in Section 2.04.

                  (b) Non-public information obtained by Purchaser in the course of the investigation set forth above will be used solely for purposes of the Contemplated Transactions and, in the event this Agreement terminates and the Contemplated Transactions are not consummated, all information so obtained will be returned to the Company. If such return is not possible or practicable under the circumstances, all copies thereof, and all summaries or abstracts made therefrom shall be destroyed or irretrievably erased from all storage media and devices.


         ss.5.02 Conduct of Business

         Until the Closing, the Company will, and Stockholders will cause the Company to, conduct its affairs so that at the Closing no representation or warranty of the Company or any Stockholder will be inaccurate, no covenant or agreement of the Company or any Stockholder will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company, or any Stockholder. Except as otherwise requested by the Purchaser in writing, until the Closing or the Release Time, the Company will, and Stockholders will cause the Company to, use its best efforts to preserve the business operations of the Company intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Company, and to preserve the good will of its suppliers, customers, and others having business relations with any of them. In furtherance of the foregoing, the Company will, and Stockholders will cause the Company to, do the following:

         (a) Conduct its business in the ordinary course and do all things reasonably necessary to preserve all rights and permits necessary to conduct such business;

         (b) Keep its assets in good operating condition and repair and make all normal and necessary repairs, replacements, renewals and improvements thereto and comply with the provisions of all applicable leases so as to prevent any default or breach thereunder;

         (c) Collect its accounts receivable, pay its accounts payable and manage its cash flow consistent with its normal business practices;

         (d) Maintain its books, accounts and records in accordance with the Company's practice;

         (e) Comply in all material respects with all laws applicable to it and all obligations by which it is bound;

         (f) File when due all reports and returns required to be filed by it by any governmental authority and pay or perform when due all taxes, assessments and other liabilities and obligations in accordance with their terms, except those which are contested in good faith;

         (g) Take all reasonable actions to maintain their respective customer relationships and volume of service and sales activity, vendor and supplier relationships, banking lines of credit and relationships with its workforce and relationships with its employees;

         (h) Not make any dividends, redemptions, distributions or other payments with respect to their respective shares of capital stock; and

         (i) Not sell or otherwise dispose of any of their respective material assets (other than inventory in the ordinary course of business) or encumber any property or incur any debt other than trade payables, accrued expenses and working capital financing in the ordinary course of business and consistent with past practices.


         ss.5.03 Advice of Changes

         Until the Closing or the Release Time, the Company and Stockholders will immediately advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.


         ss.5.04    Confidentiality

         The Company and Stockholders shall insure that all confidential information which the Company, any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, or any Stockholder or his counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, or the Purchaser, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except, pending the Closing, in the business and for the benefit of the Company, in each case without the prior written consent of the Purchaser in each instance; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of the Company after the Closing takes place, (b) with respect to the obligations of all such persons and entities after this Agreement which are rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, or any affiliate, or (insofar as such confidential information was obtained directly by the Company, or any such affiliate from any customer or supplier of any of them) of any such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, (e) to disclosure by or on behalf of the Purchaser to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Contemplated Transactions, or (f) to the extent such information shall have otherwise become publicly available. The Company and Stockholders shall, and shall cause all other such persons and entities to, deliver to the Purchaser all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.


         ss.5.05 Public Statements

         Neither the Company nor any Stockholder shall release any information concerning this Agreement or the Contemplated Transactions which is intended for or may result in public dissemination thereof, without the prior written consent of the Purchaser. Nothing contained herein shall prevent the Company or any Stockholder from releasing any information to any governmental authority if required to do so by law.


         ss.5.06 Other Proposals

         Until the Release Time, the Company and Stockholders shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them, directly or indirectly, to: (a) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 5.06); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company to, any person or entity in connection with any Takeover Proposal; (c) negotiate with any person or entity with respect to any Takeover Proposal; or (d) enter into any agreement or understanding with the intent to effect a Takeover Proposal. The Company and Stockholders will immediately give written notice to the Purchaser of the details of any Takeover Proposal of which any of them becomes aware. As used in this Section 5.06, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for the purchase from one or more of the Stockholders of any of the Smith Shares, a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of any interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast any of the votes on any matter with respect to the Company, or for the acquisition of any of their respective assets other than in the ordinary course of their respective businesses.


         ss.5.07 Consents Without Any Condition

         The Company and Stockholders shall not make any agreement or reach any understanding not approved in writing by the Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the Contemplated Transactions, whether pursuant to Section 7.07, 7.08, or 7.09 or otherwise.


         ss.5.08 Release by Stockholders

         If the Closing takes place, effective immediately after the Closing, each Stockholder fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Purchaser, the Company, and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement. (including the Employment Agreement, Stockholders Agreement and other documents delivered at the Closing or subsequent to the Closing under the terms of this Agreement).


         ss.5.09 Noncompetition

         Smith agrees, in consideration of the obligations of the Purchaser hereunder: (a) for a period of two (2) years after the Closing Date, he will not
(i) compete with or be engaged in the same business as, or Participate In (as hereinafter defined in this Section 5.09) any other business or organization which at any time during the two (2)-year period after the Closing Date competes with or is engaged in the same business as, the Purchaser or any of its subsidiaries, including the Company, with respect to any product or service sold or activity engaged in up to the time of the Closing by the Company in any geographical area in which at the time of the Closing such product or service is sold or activity engaged in, or (ii) Participate In any other business or organization which at any time during the two (2)-year period after the Closing Date uses a name similar to or susceptible of confusion with the Company's name or any combination or abbreviation thereof; (b) he will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company, the Purchaser or any Subsidiary of the Purchaser, any of their respective suppliers, customers, or employees; and (c) he will not directly or indirectly employ any person who, at any time up to the Closing Date, was an employee of the Company, the Purchaser, or any Subsidiary of the Purchaser within a period of two (2) years after such person leaves the employ of such corporation. As used in this Section 5.09, "Participate In" shall mean "directly or indirectly, for his own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in." Smith agrees that the provisions of this Section 5.09 are necessary and reasonable to protect the Company, and the Purchaser in the conduct of their businesses. If any restriction contained in this Section 5.09 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.


         ss.5.10 Voting by Stockholders

         The Company agrees that prior to the Release Time or the consummation of the Closing it will not, and the Stockholders agree that they will cause the Company not, to authorize, approve or effect, (a) any stock split, stock dividend, or reverse stock split relating to any class or series of the Company's stock, (b) any issuance of any shares of capital stock of the Company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (c) any authorization of any other class or series of stock of the Company, (d) any amendment of the certificate of incorporation (or other charter document) or the by-laws of the Company or, or (e) any proposition the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser of the Contemplated Transactions.


         ss.5.11 Employment Agreement

         The Company will, and the Stockholders will cause the Company to, execute and deliver, effective with the Closing, an Employment Agreement with Smith in the form of Exhibit A ("Employment Agreement").


         ss.5.12 Assumption of Liabilities

         The Stockholders shall execute and deliver to the Company and the Purchaser at the Closing in such form as the Purchaser reasonably requests their assumptions and undertakings to pay all of the following obligations of the Company as of the Closing Date, to the extent not otherwise discharged as of Closing Date as determined in accordance with GAAP:

         o Uninsured product liability or environmental claims or actions based on events or transactions before the Closing

         o Uncollected or unpaid sales tax, FICA, Medicare or income tax withholding

         o Income taxes owed by the Company for years prior to the Closing

         o Undisclosed or contingent liabilities of the Company based on events of transactions before Closing, including any professional fees owed that are not pre-approved by Purchaser prior to Closing or declared dividends payable as of the Closing Date.


VI.      COVENANTS AND AGREEMENTS OF THE PURCHASER

         The Purchaser covenants and agrees as follows:


         ss.6.01 Continuation of Employment

                  (a) The Purchaser shall not cause the Company to terminate employees of the Company in violation of employment agreements existing at the date hereof. The Purchaser agrees to cause the Company to honor and not terminate or amend after the Closing the rights to indemnification of the officers, directors and employees of the Company and the former officers, directors and employees of the Company provided at the Closing Date by the certificate of incorporation and by-laws of the Company or otherwise in accordance with their terms; such agreement of the Purchaser, however, shall not be deemed an obligation of Purchaser to satisfy such indemnification rights.

                  (b) Nothing contained in this Agreement or otherwise shall obligate the Purchaser or the Company to employ any person who is now or in the future may be employed by the Company, except as provided in the Employment Agreements.


         ss.6.02 Advice of Changes

         Until the Closing or Release Time, Purchaser will immediately advise the Stockholders in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which Purchaser obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impractical or impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         ss.6.03 Confidentiality

         Purchaser shall insure that all confidential information which Purchaser, any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, any affiliate, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except, pending the Closing, in the business and for the benefit of the Company, in each case without the prior written consent of the Stockholders; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of Purchaser after the Closing, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, of any affiliate of any of them, or, insofar as such confidential information was obtained directly by Purchaser from any customer or supplier of the Company, with respect to such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to disclosure by or on behalf of the Purchaser to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated by this Agreement, or (f) to the extent such information shall have otherwise become publicly available.


         ss.6.04 Notice of Breaches by Purchaser

         The Purchaser shall give to Stockholders promptly after becoming aware of the occurrence or the pending occurrence of any event that would cause or constitute a breach of any of Purchaser's, Stockholder's or the Company's representations, warranties, covenants or agreements set forth in this Agreement or that might result in the non-fulfillment of any condition to the consummation of the transactions contemplated by this Agreement.


         ss.6.05 Regulatory Filings

         Purchaser shall provide Stockholders with copies of all non-confidential portions of its applications, if any, to all regulatory authorities at the time such applications are filed with such regulatory authorities.


         ss.6.06 Bank/Institutional Indebtedness

         Purchaser at the Closing shall assume or replace the Company's bank/institutional indebtedness of the Company for monies borrowed by or advances made to or on behalf of the Company; (but not indebtedness owed to the Stockholders for loans or advances, which will be canceled).


         ss.6.07 Consummation of Agreement

         Purchaser shall perform and fulfill all conditions and obligations on its part to be performed or fulfilled by it under this Agreement and to cause the Contemplated Transactions to be consummated as expeditiously as reasonably practical.


         ss.6.08 Stockholders Agreement

         The Purchaser will execute and deliver the Stockholders Agreement.


VII.     CONDITIONS TO OBLIGATIONS OF THE PURCHASER

         The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:


         ss.7.01 Accuracy of Representations and Compliance with Conditions

         All representations and warranties of the Company or any Stockholder contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Company or such Stockholder as of the Closing; the Company and Stockholders shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement; and the Purchaser shall have received certificates executed by the chief executive officer and the chief financial officer of the Company and by the Stockholders, dated the Closing Date, to that effect, substantially in the form of Exhibits B and C, respectively.


         ss.7.02 Opinion of Counsel

         The Company and Stockholders shall have delivered to the Purchaser on the Closing Date the opinion of Christopher M. Dietrich, Esq., counsel to the Company and Smith, dated as of such date, substantially in the form attached hereto as Exhibit D.


         ss.7.03 Other Closing Documents

         Stockholders shall have delivered or cause the Company to deliver to the Purchaser at or prior to the Closing the Stockholders Agreement signed by the Stockholders, the Employment Agreement signed by Smith and such other documents (including certificates of officers of the Company or of any Subsidiary) as the Purchaser may reasonably request in order to enable the Purchaser to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.


         ss.7.04 Review of Proceedings

         All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Reitler Brown LLC, counsel to the Purchaser, and the Company and Stockholders shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.


         ss.7.05 Legal Action

         There shall not have been instituted or threatened any Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.


         ss.7.06 No Governmental Action

         There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Purchaser to consummate any of the Contemplated Transactions,
(c) requires the divestiture by the Purchaser of any of the Smith Shares or of a material portion of the business of either the Purchaser and its subsidiaries taken as a whole, or of the Company and the Subsidiaries taken as a whole, (d) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Smith Shares including the right to vote such shares on all matters properly presented to the stockholders of the Company, or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.


         ss.7.07 Governmental Approval

         The parties to this Agreement shall have obtained at or prior to the Closing any required approval of any governmental agency having jurisdiction to this Agreement and to the execution, delivery, and performance of this Agreement by each of the parties.


         ss.7.08 Contractual Consents Needed

         The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the Contemplated Transactions from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.


         ss.7.09 Other Agreements

         Other agreements to be signed after this Agreement is executed, but before the Closing, shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, and as at the Closing shall be in full force, valid, and binding upon the parties thereto, and shall (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material term thereof.


         ss.7.10 Insurance on Key Employees

         The Purchaser shall, at its expense, have obtained at or prior to the Closing renewable term life insurance for the benefit of the Company on the life of Smith in the face amount of $1 Million, with a reputable insurance company and at rates then prevailing in California for healthy persons of the same sex and age of the insured.

         ss.7.11 Resignations

         All directors of the Company shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All officers of the Company shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Purchaser.


         ss.7.12 Releases

         The Company shall have received at or prior to the Closing a release from each person who is or who at any time during the one year period ending with date of Agreement was, an officer or a director of the Company, dated the Closing Date, substantially in the form of Exhibit E.


         ss.7.13 Officers' and Directors' Confidentiality and Noncompetition Agreement

         The Purchaser and the Company shall have received at or prior to the Closing from each person who is, who before the Closing becomes, or who at any time during the one year period ended on the date of this Agreement was, an officer or a director of the Company, a confidentiality and non-competition agreement substantially in the form of Exhibit F.


         ss.7.14 Condition of Property

         All risk of casualty or loss, or taking by eminent domain or condemnation, prior to the Closing shall be borne by the Company and the Stockholders. None of the assets and business of the Company, shall have been destroyed, damaged or taken by condemnation or other governmental action. The Company shall have operated its business, and preserved its assets, in a manner complying with Section 7.02 and the Stockholders shall deliver a Certificate to Purchaser dated the Closing Date confirming the same to the best of the Stockholders' knowledge.


VIII.    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND STOCKHOLDERS

         The obligations of the Company and Stockholders under this Agreement are subject, at the option of the Company and Stockholders, to the following conditions:


         ss.8.01 Accuracy of Representations and Compliance with Conditions

         All representations and warranties contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Purchaser; as of the Closing Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement; and the Stockholders shall have received a certificate executed by the chief executive officer of Purchaser, dated the Closing Date, to that effect, substantially in the form of Exhibit G.


         ss.8.02 Other Closing Documents

         Purchaser shall have delivered to the Stockholders prior to the Closing such other documents as the Stockholders may reasonably request in order to enable the Stockholders to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.


         ss.8.03 Review of Proceedings

         All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Christopher M. Dietrich, Esq., counsel to the Company and Smith, and Purchaser shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.


         ss.8.04 Proceedings

         There shall not have been instituted or threatened any Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the Contemplated Transactions, or to obtain substantial damages with respect thereto.


         ss.8.05 No Governmental Action

         There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Stockholders, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Stockholders to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays consummation of any of the Contemplated Transactions or impairs the contemplated benefits to the Stockholders of any of the Contemplated Transactions.


         ss.8.06 Governmental Approval

         The parties to this Agreement shall have obtained at or prior to the Closing any required approval of any governmental agency having jurisdiction to this Agreement and to the execution, delivery, and performance of this Agreement by each of the parties.


         ss.8.07 Contractual Consents Needed

         The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the Contemplated Transactions from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Purchaser is a party, or to which it or any of its business, properties, or assets are subject.


         ss.8.08 Employment Agreement and Stockholders Agreement

         The Employment Agreement and Stockholders Agreement shall have been signed by the Company.


IX.      MISCELLANEOUS


         ss.9.01 Brokerage Fees

         Except with respect to a possible claim by Aegis Bancorporation based on its agreement with the Company, or a possible claim by Tyler, if any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder on behalf of the Company or the Stockholders, or alleged performance of services as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, Stockholders shall (subject to the next sentence) indemnify and hold harmless the Purchaser against any and all losses, liabilities, claims, damages, and expenses whatsoever (as defined in Section 4.03) as and when incurred arising out of, based upon, or in connection with such claim by such person, and Stockholders shall at their sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at any time be brought against the Purchaser and satisfy promptly any settlement or judgment arising therefrom; but if Stockholders fail to defend such suit, action, proceeding, or investigation in a timely manner, the Purchaser or any Indemnitee made a defendant therein or a party thereto shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto as it or he may reasonably deem appropriate at the cost and expense of Stockholders. If, however, such a claim is made by Aegis Bancorporation against the Stockholders, Purchaser shall indemnify and hold harmless the Stockholders against any and all losses, liabilities, claims, damages, and expenses whatsoever (as defined in Section4.03) as and when incurred arising out of, based upon, or in connection with such claim by such person, and the Purchaser shall at its sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at any time be brought against the Stockholders and satisfy promptly any settlement or judgment arising therefrom; but if Purchaser fails to defend such suit, action, proceeding, or investigation in a timely manner, the Stockholders made a defendant therein or a party thereto as it or he may reasonably deem appropriate at the cost and expense of Purchaser.


         ss.9.02 Expenses

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

         ss.9.03 Further Actions

         At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         ss.9.04 Availability of Equitable Remedies

         Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.


         ss.9.05 Survival

         The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the Smith Shares to the Purchaser, irrespective of any investigation made by or on behalf of any party. The statements contained in the Stockholders Agreement and the Employment Agreement, or in any other document executed by the Company, or any Stockholder relating hereto or delivered to the Purchaser in connection with the Contemplated Transactions or in any statement, certificate, or other instrument delivered by or on behalf of the Company, or any Stockholder pursuant hereto or thereto or delivered to the Purchaser in connection with the Contemplated Transactions shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of the Stockholders hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with the Contemplated Transactions).


         ss.9.06 Appointment of Agent

         Smith is hereby appointed as the representative (the "Representative") of the interests of Stockholders for all purposes of this Agreement. Without giving notice to Stockholders, the Representative shall have full and irrevocable authority on behalf of Stockholders (a) to deal with the other parties to this Agreement, (b) to accept and distribute the amounts payable to the Stockholders, (c) to accept and give notices and other communications relating to this Agreement, (d) to settle any dispute relating to the terms of this Agreement, (e) to waive any condition to the obligations of Stockholders found in this Agreement, (f) to modify or amend this Agreement (except with respect to the Purchase Price to be received by a Stockholder), (g) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Section 9.06, and (h) to act in connection with all matters arising out of, based upon, or in connection with this Agreement and the transactions contemplated hereby or thereby. In the event of the refusal or inability to serve, death, incapacity, or resignation for any reason of the Representative, Richard Kerr will become his successor, with all the powers and irrevocable authority of the Representative, and with full power of substitution.


         ss.9.07 Modification

         This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 9.06), supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party (except as otherwise provided in Section 9.06).


         ss.9.08 Notices

         Subject to Section 9.06, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be (i) mailed by certified mail, return receipt requested (ii) delivered or by Federal Express, Express Mail, or similar overnight delivery or courier service, (iii) delivered in person or (iv) delivered by telecopy, telex, or similar telecommunications equipment with a confirmation copy sent by First Class Mail to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.08) with a copy to each of the other parties hereto. Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this
Section 9.08. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9.08 shall be deemed given at the time of receipt thereof.


         ss.9.09 Waiver

         Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing duly signed by the waiving party.


         ss.9.10 Joint and Several Obligations

         The representations, warranties, covenants, and agreements of Stockholders in this Agreement are joint and several, but no Stockholder shall have any rights against the Company if a remedy is sought or obtained against any Stockholder because both the Company and one or more Stockholders have breached a representation, warranty, covenant, or agreement.

         ss.9.11 Binding Effect

         The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns and each Stockholder and his assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).


         ss.9.12 No Third Party Beneficiaries

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Sections 5.04, 5.09 and 9.11).


         ss.9.13 Separability

         If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


         ss.9.14 Headings

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.


         ss.9.15 Counterparts; Governing Law

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for Delaware or if federal jurisdiction is not available, in the Superior Court or Court of Chancery of Delaware and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.


         ss.9.16 No Assignment

         This Agreement may not be assigned by any party, in whole or in part, without the prior written consent of the other parties except that the Purchaser may assign this Agreement and its rights and obligations hereunder in connection with a transaction whereby it is merged with, or acquired by, a third-party without regard to the form of any such acquisition.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.



                                        CENTRA INDUSTRIES, INC.


                                        By /s/ Gary Fuchs
                                          ----------------------------
                                                Gary Fuchs, CEO


                                        Smith & Co. Surveying Services, Inc.


                                        By /s/ Gregory J. Smith
                                          ----------------------------
                                           Gregory J. Smith
                                           President


                                        Stockholders:

                                        /s/ Gregory J. Smith
                                        ------------------------------
                                               Gregory J. Smith

                                        /s/  Paul K. Chavez
                                        ------------------------------
                                                Paul K. Chavez